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                                                                   EXHIBIT 2.4


                                 AMENDMENT THREE
                                       TO
                          AGREEMENT AND PLAN OF MERGER


      AMENDMENT THREE TO AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2000, by and among ON2.COM INC., a corporation organized under the laws of the State of Delaware (the "Parent"), 8C ACQUISITION CORP., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Parent ("Acquisition"), EIGHT CYLINDER STUDIOS, INC., a corporation organized under the laws of the State of California (the "Company"), and certain shareholders of the Company, each of whom is listed on the signature page hereto (collectively, the "Principal Shareholders").

      WHEREAS, the parties hereto entered into an Agreement and Plan of Merger, dated as of July 13, 2000, as amended by Amendment One to Agreement and Plan of Merger, dated as of September 29, 2000 and as amended by Amendment Two to Agreement and Plan of Merger, dated as of October 26, 2000 (as amended, the "Merger Agreement"), pursuant to which the Company shall be merged with and into Acquisition; and

      WHEREAS, the parties desire to modify certain terms of the Merger
Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound thereby, the parties hereto hereby agree as follows:

      1. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Merger Agreement.

      2. Section 7.6 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

            "FEES AND EXPENSES. The parties hereto shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors. Notwithstanding the foregoing, on the Closing Date, Parent shall pay (i) reasonable fees and expenses of the accountant performing the audit described in Section 7.14 hereof incurred in connection with such audit and (ii) $100,000 of the total of $154,530.87 in fees and expenses due Brobeck, Phleger & Harrison LLP ("BPH") from the Company covering work performed by BPH for the Company from May 1999 through June 30, 2000 (the "Past Due Invoices"). The remaining balance (i.e., $54,530.87) of the total amount of the Past Due Invoices together with all fees and expenses incurred by BPH for work performed for the Company covering the period commencing on July 1, 2000 and ending on the

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            Closing Date (such amounts, together with the $54,530.87 of the Past
            Due Invoices, shall be referred to as the "Closing Amounts"), shall be paid by the Parent to BPH in three equal installments (each of the three installments consisting of one-third of the total of the Closing Amounts), the first of which shall be delivered to and received by BPH on or before December 15, 2000, the second of which shall be delivered to and received by BPH on or before January 30, 2001 and the third of which shall be delivered to and received by BPH on or before March 15, 2001, all in accordance with the terms of a written payment schedule set forth in a letter agreement between the Parent and BPH, which shall be consistent herewith and acceptable to BPH, and delivered to BPH on the Closing Date (the "Payment Schedule"). The Closing Amounts shall not exceed $185,000 in total and Parent shall be unconditionally obligated to pay up to that maximum amount, as specified by BPH in writing in the form of an itemized bill or bills delivered to the Company within ten business days following the Closing Date, provided such amounts represent fees and expenses duly incurred by BPH in connection with work actually performed for 8CS. In addition, Parent shall pay, in the normal course of business, reasonable fees and expenses billed by BPH in connection with any work performed subsequent to the Closing Date that relates to post-closing matters, which amounts shall not exceed $10,000 in total (the "Post-Closing Amounts"), provided such amounts represent fees and expenses duly incurred by BPH in connection with work actually performed for 8CS. Parent shall, in any event, deliver payment to BPH for all unpaid Closing Amounts and Post-Closing Amounts on or before March 15, 2001."

      3. Section 10.1 of the Merger Agreement is hereby amended to delete the words "October 31, 2000" from the second line of subsection (b)(ii) thereof, and to insert in their place the words "November 15, 2000."

      4. All other provisions of the Merger Agreement shall remain in full force and effect.

      5. This Agreement may be executed in any number of counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

      6. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflicts of law thereunder.

      7. This Agreement is not intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors (or in the case of the Principal Shareholders, their respective heirs, administrators, executors and personal representatives) and permitted assigns.

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                            [SIGNATURE PAGE FOLLOWS]



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      IN WITNESS WHEREOF, the Parent, Acquisition, the Company and the Principal
Shareholders named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

                                    ON2.COM INC.


                                    By:   /s/ Mark J. Meagher
                                       ----------------------------------
                                          Name:  Mark J. Meagher
                                          Title: Chief Financial Officer

                                    8C ACQUISITION CORP.


                                    By:   /s/ Mark J. Meagher
                                       ----------------------------------
                                          Name:  Mark J. Meagher
                                          Title: Chief Financial Officer

                                    EIGHT CYLINDER STUDIOS, INC.


                                    By:   /s/ Jon Middleton
                                       ----------------------------------
                                          Name:  Jon Middleton
                                          Title: President

                                    PRINCIPAL SHAREHOLDERS:

                                    /s/ Jonathon Fishman
                                    -------------------------------------
                                    Jonathon Fishman


                                    /s/ Jon Middleton
                                    -------------------------------------
                                    Jon Middleton


                                    /s/ Chad Nelson
                                    -------------------------------------
                                    Chad Nelson